===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  ABC BANCORP
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                                   NOTICE OF

                                 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                               ----------------

                                  ABC BANCORP

                               ----------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 11, 1999

                                  ABC Bancorp
                             310 First Street, S.E.
                            Moultrie, Georgia 31768

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 11, 1999

To the Shareholders of ABC Bancorp:

  Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of ABC Bancorp (the "Company") will be held at Sunset Country Club, Thomasville Highway, Moultrie, Georgia, on Tuesday, May 11, 1999, commencing at 4:15 p.m., local time, for the following purposes:

    (1) To elect four Class II directors for a three-year term of office;

    (2) To ratify the appointment of Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC, as the Company's independent accountants for the fiscal year ending December 31, 1998; and

    (3) To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

  The close of business on March 12, 1999 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.

  Shareholders may receive more than one proxy because of shares registered in different names or addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered -- whether individually, as joint tenants, or in a representative capacity -- and sign the related proxy accordingly.

  A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least ten days prior to the Annual Meeting at the Company's corporate offices located at the address set forth above.

  You are cordially invited to attend the Annual Meeting. Whether or not you plan to do so, please mark, date and sign the enclosed proxy and mail it promptly in the enclosed postage-prepaid envelope. Returning your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

                                        By Order of the Board of Directors

                                        /s/ Doyle Weltzbarker
                                        ---------------------------
                                        Doyle Weltzbarker, Chairman

Moultrie, Georgia
March 26, 1999

                                  ABC Bancorp
                            310 First Street, S.E.
                            Moultrie, Georgia 31768

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement and the accompanying form of proxy (which were first sent or given to shareholders on or about March 26, 1999) are furnished to shareholders of ABC Bancorp (the "Company") in connection with the solicitation by and on behalf of the Board of Directors of the Company (the "Board") of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at Sunset Country Club, Thomasville Highway, Moultrie, Georgia, on Tuesday, May 11, 1999, at 4:15 p.m., local time, and any adjournment or postponement thereof.

  A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Secretary of the Company either a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. All shares represented by a properly executed, unrevoked proxy will be voted on all matters presented at the Annual Meeting on which the shares are entitled to vote, unless the shareholder attends the Annual Meeting and votes in person. Proxies solicited will be voted in accordance with the instructions given on the enclosed form of proxy. UNLESS AUTHORITY IS WITHHELD IN THE MANNER INDICATED ON THE ENCLOSED FORM OF PROXY, IT IS INTENDED THAT PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS A DIRECTOR OF EACH OF THE NOMINEES NAMED HEREIN.

  Only shareholders of record at the close of business on March 12, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 7,247,965 shares of common stock (the "Common Stock") outstanding and entitled to vote. All holders of Common Stock are entitled to cast one vote per share held as of the Record Date.

  The cost of preparing and mailing proxy materials will be borne by the Company. In addition to solicitation by mail, solicitations may be made by officers and other employees of the Company in person or by telephone, telecopier or telegraph. Brokerage houses, custodians, nominees and fiduciaries will be reimbursed for the expenses of sending proxy materials to the beneficial owners of Common Stock held of record on behalf of such persons.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  Principal Shareholders. There are currently no persons who are known to the Board to own beneficially five percent or more of the outstanding Common Stock.

  Security Ownership of Management and Others. The following table sets forth certain information with respect to the beneficial ownership of the Common Stock, as of the Record Date, by directors, nominees for election as directors, executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation and Other Information," and by all directors and executive officers as a group.

                                                        Common Stock
                                                     Beneficially Owned
                               Position with the      as of March 12,   Percent
Name of Beneficial Owner            Company               1999(1)       of Class
------------------------    ------------------------ ------------------ --------
Johnny W. Floyd (2).......          Director               47,441          *
J. Raymond Fulp...........          Director               29,441          *
Kenneth J. Hunnicutt (3)..  Chief Executive Officer,      155,224
                             President and Director                       2.1%
Daniel B. Jeter...........          Director                2,604          *
Bobby B. Lindsey (4)......          Director               66,704          *
Hal L. Lynch (5)..........          Director              174,669         2.4%
Eugene M. Vereen, Jr. (6).          Director               67,372          *
Doyle Weltzbarker (7).....          Director               74,353         1.0%
Henry C. Wortman (8)......          Director               33,754          *
All directors and
 executive officers as a
 group
 (10 persons, including
 those listed above)......             --                 653,448         9.0%

--------
  *Less than 1%.
(1) Except as otherwise specified, each individual has sole and direct beneficial ownership interest and voting rights with respect to all shares of Common Stock indicated.
(2) Includes 7,535 shares owned by Mr. Floyd's wife and 22,282 shares owned by his two children, with whom Mr. Floyd shares investment and voting power pursuant to an oral agreement.
(3) Includes options to acquire 64,583 shares (See "EXECUTIVE COMPENSATION AND OTHER INFORMATION"); 8,966 shares owned by a partnership in which Mr. Hunnicutt is a partner; and 2,652 shares owned by a partnership of which Mr. Hunnicutt's wife is a partner.
(4) Includes 12,676 shares owned by Mr. Lindsey's three children, with whom Mr. Lindsey shares investment and voting power; 957 shares owned jointly by Mr. Lindsey and his son; and 832 shares owned by Mr. Lindsey's wife, with whom he shares investment and voting power. Also includes 10,041 shares owned by Dixie Oil Co., 7,541 shares owned by Dixie Gas & Oil Co., 7,541 shares owned by Dixie Petroleum Co.; 10,041 shares owned by L & L Oil Co., Inc. and 9,875 shares owned by L.D. Advertising Co., with respect to all of which Mr. Lindsey is President.
(5) Includes 162,496 shares owned by Mr. Lynch's family members, with whom Mr. Lynch shares voting and investment power.
(6) Includes 2,026 shares owned by Mr. Vereen's wife.
(7) Includes 20,355 shares held by the West-End Milling Company ESOP Trust, of which Mr. Weltzbarker serves as trustee and as to which Mr. Weltzbarker disclaims beneficial ownership.
(8) Includes 3,460 shares owned by Mr. Wortman's wife, with whom Mr. Wortman shares investment and voting power; 8,156 shares held as co-trustee with Mr. Wortman's wife for the benefit of their two children; and 1,294 shares owned jointly by Mr. Wortman and his wife.

                       PROPOSAL I: ELECTION OF DIRECTORS

  The Company has a classified Board consisting of two Class I directors (Messrs. Floyd and Jeter), four Class II directors (Messrs. Fulp, Lindsey, Lynch and Wortman), and three Class III directors (Messrs. Vereen, Hunnicutt and Weltzbarker). The Class I, Class II and Class III directors currently serve until the annual meetings of shareholders to be held in 1999, 2000 and 2001, respectively, and after the Annual Meeting, until 2000, 2001 and 2002, respectively, and until their respective successors are elected and qualified. At each annual meeting of shareholders, directors are elected for a full term of three years to succeed those whose terms are expiring. Vacancies on the Board and newly created directorships can generally be filled by vote of a majority of the directors then in office. Executive officers are elected annually by the Board and serve at the discretion of the Board.

  At the Annual Meeting, shareholders are being asked to elect four directors to serve as Class II directors until the 2002 annual meeting of shareholders and until their successors are duly elected and qualified.

  In order to be elected, a nominee for director must receive an affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote.

  Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote "FOR" the election of the nominees listed below as directors for the ensuing term and until their successors are elected and qualified. In the event any such nominee for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by management. The Board knows of no reason to anticipate that the nominees will not be candidates. Except as set forth below, each of the nominees has been engaged in his principal occupation during the past five years. There is no family relationship between any of the directors and executive officers of the Company.

  The following sets forth certain information as of the Record Date concerning the nominees for election as directors of the Company and the other directors whose terms of office will continue after the Annual Meeting.

Nominees for Election as Class II Directors with Terms Expiring in 2002.

  J. Raymond Fulp (age 54) became a director of the Company in 1989 and has been a director of Citizens Security Bank-Tifton since 1987. Since 1974, Mr. Fulp has been co-owner of Midtown Pharmacy in Tifton.

  Bobby B. Lindsey (age 69) was appointed to the Board in 1994. Mr. Lindsey is also Chairman of the Board of Directors of Citizens Security Bank-Tifton since 1986. Mr. Lindsey serves as President of Dixie Oil Company, Gasmarts, Inc., Dixie Gas & Oil Company, Dixie Petroleum Company, Dixie Oil Distributing Company, Dixie Oil, Florida, L & L Oil Company, Dixie Petroleum Company of Alabama, Red Diamond Oil Company, Best Petroleum Company and Dixie Refineries, Inc., each of which is engaged in the petroleum business, Lenox Enterprises, Inc., an oil retail company, and L.D. Advertising Company, an advertising agency, all since prior to 1978. Mr. Lindsey also serves on the Board of Directors of the Georgia Oilman's Association.

  Hal L. Lynch (age 69) has been a director since 1992. Mr. Lynch is President of Lynch Management Company, which manages automobile dealerships in Florida and Georgia, Daytona Lincoln-Mercury, Thomasville Sales and North Florida Lincoln-Mercury. Mr. Lynch has been in the automobile business since 1953.

  Henry C. Wortman (age 60) has been a director since 1990. Mr. Wortman has also been Vice Chairman and a director of Heritage Community Bank (formerly known as The Bank of Quitman)("Heritage Community Bank") since 1988. Mr. Wortman has been a principal partner of Jackson & Wortman, a dairy, pecans, timber and general farming operation based in Quitman, Georgia, since 1965. Mr. Wortman is also a member of the Georgia Agricultural Commodity Commission for Milk, a member of the Board of Directors of the Georgia-Florida Fertilizer Company and the Treasurer of Georgia Milk Producers.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL
I.

                              BOARD OF DIRECTORS

Directors.

  Eugene M. Vereen, Jr. (age 78) has been a director since 1981. Mr. Vereen was the Chairman of the Board from 1981 to April 19, 1995 and Chief Executive Officer of the Company from 1981 to 1994. From 1971 to present, Mr. Vereen has also served as a director of American Banking Company. From the time of their acquisition to 1995, Mr. Vereen also served as a director of Heritage Community Bank, Bank of Thomas County, Citizens Security Bank-Tifton and Cairo Banking Company, each of which is a wholly-owned subsidiary of the Company. Mr. Vereen is President of M.I.A., Co., a real estate holding and investment company, and has previously served as Senior President of American Banking Company. He now serves as Chairman Emeritus of the Company and President Emeritus of American Banking Company. From 1951 until its sale in 1983,
Mr. Vereen served as Chairman of the Board of Moultrie Insurance Agency. Mr. Vereen's term expires in the year 2000.

  Kenneth J. Hunnicutt (age 62) has been a director since 1981. Mr. Hunnicutt has also been Chief Executive Officer of the Company since 1994 and President since 1981. Mr. Hunnicutt served as Senior President of American Banking Company from 1989 to 1991 and as President of American Banking Company from 1975 to 1989 and currently serves as a director of American Banking Company, Heritage Community Bank, Bank of Thomas County, Citizens Security Bank-Tifton, Citizens Security Bank-Douglas, Citizens Security Bank-Ocilla, Cairo Banking Company, Southland Bank, Central Bank & Trust, First National Bank of South Georgia and Merchants & Farmers Bank, each of which is a wholly-owned subsidiary of the Company. Mr. Hunnicutt also serves on the advisory board of Norfolk Southern Corporation, which owns Norfolk Southern Railroad.
Mr. Hunnicutt's term expires in the year 2000.

  Doyle Weltzbarker (age 64), Chairman of the Board, has been a director since 1985, Vice Chairman of the Board from 1995 through 1998 and a director of Heritage Community Bank since 1975. From 1982 until 1987, Mr. Weltzbarker served as Vice Chairman, and currently serves as Chairman, of the Board of Directors of Heritage Community Bank. Since 1985, Mr. Weltzbarker has served as a director and President of West End Milling Company, a feed manufacturing business, and Brooksco Dairy, Inc., a livestock and farming business. Mr. Weltzbarker also serves as a director of Georgia-Florida Fertilizer Co. and the Georgia Agribusiness Council and serves on the advisory board of Norfolk Southern Corporation. Mr. Weltzbarker's term expires in the year 2000.

  Johnny W. Floyd (age 60) has been a director since 1995. Mr. Floyd currently serves as the Chairman of the Board of Directors of Central Bank and Trust, of which he has been a director since 1986. Mr. Floyd is the President of Floyd Timber Company, a forestry products company, and the President of Cordele Realty. Mr. Floyd has also been a member of the Georgia House of Representatives since 1989. Mr. Floyd's term expires in the year 2001.

  Daniel B. Jeter (age 47) has been a director since 1997. Mr. Jeter is the Vice-President and a major shareholder of Standard Discount Corporation ("Standard"), a consumer finance company. Mr. Jeter joined the family-owned business in March 1979, and is an officer and director of each of Standard's several affiliates, Colquitt Loan Company, Globe Loan Company of Hazelhurst, Globe Loan Company of Tifton, Globe Loan Company of Moultrie, Peach Finance Company, Personal Finance Service of Statesboro, Globe Financial Services of Thomasville, Classic Insurance Company, Ltd. and Cavalier Insurance Company (of which he serves as President). In addition, Mr. Jeter serves as a director of the Georgia Industrial Loan Association and of the Georgia Financial Services Association. Mr. Jeter's term expires in the year 2001.

  The backgrounds of the directors with terms expiring in 2002 are summarized above.

Committees of the Board

  The Company's Executive Committee is comprised of five directors, a majority of whom are neither officers nor employees of the Company. The Executive Committee is authorized to exercise all of the powers of the Board, except the power to declare dividends, elect directors, amend the bylaws, issue stock or recommend any action to shareholders. The Executive Committee, among other things, considers and makes recommendations to the Board regarding the size and composition of the Board, recommends and nominates candidates to fill Board vacancies that occur and recommends to the Board the director nominees for whom the Board will solicit proxies. The current members of the Executive Committee are Messrs. Vereen, Hunnicutt, Lindsey, Lynch and Weltzbarker.

  The Company's Executive Loan Committee is comprised of four members. Three of the Executive Loan Committee members are directors of the Company, and the remaining member is the Company's Subsidiary Bank Administrator. The Executive Loan Committee is responsible for reviewing and approving all of the Company's and the Subsidiary Banks' loan and credit requests with principal amounts between $1.5 million and $3.0 million. The current members of the Executive Loan Committee are Mr. Philip M. Doerr and Messrs. Hunnicutt, Weltzbarker and Wortman.

  The members of the Company's Compensation Committee, established in 1992, are Messrs. Vereen, Hunnicutt, Weltzbarker and Jeter. The duties of the Compensation Committee are generally to establish the salaries, bonuses, management perquisites and other compensation of the officers of the Company and each of the Company's nine subsidiary banks (the "Banks"). The Compensation Committee also has the authority to administer and interpret the ABC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan and the 1997 Incentive Stock Option Plan for Kenneth J. Hunnicutt, including the selection of eligible participants in such plans and the type, amount, duration, acceleration and vesting of individual grants and awards made thereunder.

  The Company also has an Audit Committee consisting of three members, all of whom are directors of the Company. The Audit Committee meets as required to review the audits performed by the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia, the Company's independent accountants and the internal auditors of the Company and the Banks. The current members of the Audit Committee are Messrs. Fulp, Weltzbarker and Wortman.

  In 1999, the Board held 12 meetings; the Executive Committee held 12 meetings; the Executive Loan Committee held 15 meetings; the Compensation Committee held 15 meetings; and the Audit Committee held two meetings. Each director attended at least 75% of all meetings of the full Board and of those Committees on which he served in 1999.

  The Company does not have a standing nominating committee.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

  The following table and notes present the cash and non-cash compensation paid or accrued during each of the last three fiscal years to the Company's Chief Executive Officer and to any other executive officer whose total cash compensation exceeded $100,000.

                          Summary Compensation Table

                                       Annual Compensation              Long Term Compensation
                               ----------------------------------- --------------------------------
                                                                            Awards          Payouts All Other
                                                                   ------------------------ -------   Annual
   Name and Principal                                 Other Annual Restricted                LTIP    Compen-
        Position          Year   Salary(1)     Bonus  Compensation Stock Award Options/SARs Payouts   sation
   ------------------     ---- -------------- ------- ------------ ----------- ------------ ------- ---------
Kenneth J. Hunnicutt,     1998 $267,400(1)(2) $87,236     --           --            --       --    $23,802(3)
Chief Executive Officer,  1997 $253,703(1)(2) $88,469     --           --         56,250      --    $55,102(3)
President and Director    1996 $221,250(1)(2) $83,944     --           --            --       --    $53,602(3)

--------
(1) Includes directors' fees.
(2) This amount includes matching contributions for the benefit of Mr. Hunnicutt to the Company's 401(k) plan for 1998 in the aggregate amount of $4,000. Contributions to the investment account under the Deferred Compensation Agreement are disclosed as "All Other Annual Compensation." See footnote (3), below.
(3) For each of 1996 and 1997, the Company made contributions for the benefit of Mr. Hunnicutt to a Simplified Employee Pension Plan in the amount of $22,500 and $24,000, respectively; to the investment account under the Deferred Compensation Agreement in the amount of $15,300 each year; and to the investment account under the Salary Continuation Agreement in the amount of $15,802 each year. For 1998, the Company made matching contributions for the benefit of Mr. Hunnicutt to the Company's Money Purchase Pension Plan in the aggregate amount of $8,000.

Option Grants in Year Ended December 31, 1998

  The Company did not grant any options or stock appreciation rights during 1998 to the Company's Chief Executive Officer or to any other executive officer whose total cash compensation exceeded $100,000.

Stock Option Exercises During 1998 and Stock Option Year-End Values.

  The following table sets forth information with respect to options exercised in the last fiscal year by the Company's Chief Executive Officer and any other executive officer whose total cash compensation exceeded $100,000, together with the number and value of unexercised options and SARs held as of the end of the last fiscal year for each such person.

       Aggregated Option Exercises and Fiscal Year-End Option/SAR Values

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                                                      Options/ SARs at      In-the-Money Options/SARs
                           Shares                        FY-End (#)             at FY-End ($) (2)
                         Acquired On    Value     ------------------------- -------------------------
          Name            Exercise   Realized (1) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ------------ ----------- ------------- ----------- -------------
Kenneth J. Hunnicutt....     --          $--        22,209       42,375      $280,389     $534,934

--------
(1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.
(2) Value is calculated based upon the last known sales price for the Common Stock on December 31, 1998.

Deferred Compensation Agreement.

  The Company has entered into a Deferred Compensation Agreement with Mr. Hunnicutt, pursuant to which the Company has agreed to pay Mr. Hunnicutt deferred compensation in the event of his retirement, disability or death or the termination of his employment in the amounts and for the periods set forth below.

            Event                           Amount                   Number of Months
            -----                           ------                   ----------------
Normal retirement               $3,750/month                                180
Early retirement                Value of investment account (1)             120
                                $3,750/month if during normal
Disability                      retirement                                  180
                                Value of investment account if
                                prior to retirement (1)                     120
Death during normal retirement  $5,000/month                       Balance of 180 months
Death during early retirement   $5,000/month                       Balance of 120 months
Death prior to retirement       $5,000/month                                180
Termination of employment       Value of investment account (1)(2)          120

--------
(1) The balance of the investment account as of December 15, 1999 and December 15, 2000 is $336,000 and $360,000, respectively.
(2) Mr. Hunnicutt may elect not to receive the value of the investment account upon termination of his employment and instead receive normal retirement benefits of $3,750 per month for 180 months when he reaches normal retirement age.

  In the fiscal year ended December 31, 1998, $35,607 was accrued, but not paid, to Mr. Hunnicutt pursuant to the Deferred Compensation Agreement.

Salary Continuation Agreement.

  The Company has entered into a Salary Continuation Agreement with Mr. Hunnicutt. The Salary Continuation Agreement provides that if Mr. Hunnicutt remains in the Company's employ until he reaches age 68, he will be entitled to receive 15 annual payments of $33,750 each in compensation for various consulting and advisory services to be provided to the Company and/or its senior executives over a 15-year period.

Executive Employment Agreement.

  The Company entered into an Executive Employment Agreement with Mr. Hunnicutt effective as of September 20, 1994, amended as of September 30, 1996 (as so amended, the "Employment Agreement"), pursuant to which Mr. Hunnicutt has agreed to serve as the President and Chief Executive Officer of the Company for an initial term of five years. The term is automatically extended for an additional one year term on the anniversary of the effective date of the Employment Agreement unless either party gives written notice to the other party not to so extend the term within 90 days prior to any such anniversary, in which case no further extension will occur and the term will end two years after the anniversary of the date of the notice not to extend. Notwithstanding any notice by the Company not to extend, the term of the Employment Agreement will not expire prior to the expiration of 24 months after the occurrence of a Change of Control (as such term is defined in the Employment Agreement) of the Company. The Employment Agreement, which automatically terminates when Mr. Hunnicutt attains age 68, provides that Mr. Hunnicutt will receive a minimum base salary of $150,000, and is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the President and Chief Executive Officer of the Company. The Employment Agreement further provides that, in the event of termination of Mr. Hunnicutt's employment with the Company, the Company will pay to Mr. Hunnicutt
(i) his base salary
and annual bonus through the date of termination if he is terminated by the Board for "cause" (as defined in the Employment Agreement) and (ii) his base salary and annual bonus through the date of termination and, for three additional 12-month periods, his base salary and a bonus in an amount determined pursuant to the terms of the Employment Agreement if he terminates his employment for "good reason" (as defined in the Employment Agreement).

  If Mr. Hunnicutt elects to terminate his employment upon 90 days' notice, then the Company is obligated to pay him his annual salary and annual bonus through the date of termination. In the event of Mr. Hunnicutt's death, the Company is obligated to purchase, under certain circumstances, all outstanding stock options previously granted to Mr. Hunnicutt, whether or not such options are then exercisable, at a cash purchase price equal to the amount by which the aggregate fair market value of such options exceed their exercise price. Finally, the Employment Agreement also includes certain restrictive covenants which limit Mr. Hunnicutt's ability to compete with the Company or to divulge certain confidential information concerning the Company.

Executive Consulting Agreement.

  On September 20, 1994, the Company entered into an Executive Consulting Agreement with Eugene M. Vereen, Jr., as amended on March 30, 1995 (as so amended, the "Consulting Agreement"), pursuant to which Mr. Vereen has agreed to provide certain consulting services to the Company following his retirement or resignation as Chairman of the Board for a period of six years, provided that the Consulting Agreement automatically terminates upon Mr. Vereen's 80th birthday. Mr. Vereen retired as Chairman of the Board on April 19, 1995. The Consulting Agreement provides that Mr. Vereen will provide consulting services to the Company when requested by the Company's Chief Executive Officer and that the Company will pay Mr. Vereen the sum of $87,500 per year for his services thereunder. In addition, Mr. Vereen is entitled to reimbursement for his reasonable expenses incurred in connection with his duties under the Consulting Agreement. Finally, the Consulting Agreement includes certain restrictive covenants which limit Mr. Vereen's ability to compete with the Company or to divulge certain confidential information concerning the Company.

Compensation of Directors.

  All directors receive a fee of $300 per month. Board meetings are held monthly. Members of the Executive Committee (except Mr. Hunnicutt) receive a fee of $300 per month, and members of the Audit Committee receive $200 per meeting. Mr. Wortman receives $200 per meeting for his services on the Executive Loan Committee and is the only member of the Executive Loan Committee to receive compensation for service thereon.

Compensation Committee Interlocks and Insider Participation.

  During 1998, Mr. Hunnicutt served as the Company's President and Chief Executive Officer and also served on the Compensation Committee. No other member of the Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries.

  The Company and the Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with members of the Compensation Committee, including corporations, partnerships and other organizations in which such members have an interest. The Board believes that the terms of such loans (including interest rates, collateral and repayment terms) are fair and equitable and are substantially the same as terms prevailing at the time such loans were made for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

               REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

  The Company's executive compensation programs are administered by the Compensation Committee. During 1998, the Compensation Committee was composed of Messrs. Vereen, Hunnicutt, Weltzbarker and Jeter.

  The Company's executive compensation is designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns. The base salary for executives is determined in relation to their level of responsibility. Salary ranges are reviewed on an annual basis, taking into consideration, among other things, the financial performance of the Company, and are adjusted as necessary. Salaries are reviewed on an annual basis, and salary changes are based primarily upon individual performance.

  In reviewing the performance of Mr. Hunnicutt, the Company's President and Chief Executive Officer, the Compensation Committee took into account Mr. Hunnicutt's employment agreement, which establishes his base compensation from year to year. The Company may consider and declare from time to time increases in Mr. Hunnicutt's base compensation, and if operating results of the Company are significantly less favorable in a given year, may decrease the base compensation of executive officers generally, including Mr. Hunnicutt. In determining Mr. Hunnicutt's compensation, the Compensation Committee considered the effects of inflation, adjustments to the salaries of other senior management personnel, Mr. Hunnicutt's past performance and the contribution which he made to the business and profits of the Company during fiscal year 1998. The Company's performance in 1998 reflected net income of $6.9 million, or $.95 per share of Common Stock, a decrease of 6.8% over net income for 1997 of $7.4 million, and a 5% increase in total assets from $692 million in 1997 to $724 million in 1998. The Company experienced a decrease in total loans of 3% from $483 million in 1997 to $467 million in 1998 and an increase in total deposits of 5% from $601 million in 1997 to $633 million in 1998. The Company also maintained a net interest margin of 5.35% for 1998, which the Company believes is high by industry standards. Based on the Company's overall operating performance, the Compensation Committee awarded Mr. Hunnicutt an annual incentive bonus of $55,310 but did not increase Mr. Hunnicutt's base salary during the fiscal year ended December 31, 1998. Mr. Hunnicutt did not participate in the deliberations of the Compensation Committee concerning his compensation.

                    Submitted by the Compensation Committee

                             Eugene M. Vereen, Jr.
                             Kenneth J. Hunnicutt
                               Doyle Weltzbarker
                                Daniel B. Jeter

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the change in the cumulative total shareholder return on the Common Stock against the cumulative return of The NASDAQ Stock Market (US Companies) and the index of Nasdaq Bank Stocks for the period commencing May 19, 1994 through December 31, 1998. In May 1994, the Company sold 747,500 shares of Common Stock pursuant to a registered public offering. Prior to the offering, quotations for the Common Stock were not reported on any market, and there was no established public trading market for the Common Stock. The graph shows the value at December 31, 1992, December 31, 1993, December 30, 1994, December 29, 1995, December 31, 1996, December 31, 1997 and December 31, 1998 assuming an investment of $100 on May 19, 1994 and reinvestment of dividends and other distributions to shareholders.

                             [GRAPH APPEARS HERE]


Measurement Period                  A B C    Nasdaq Stock  Nasdaq Bank
(Fiscal Year Covered)              BANCORP      Market        Stocks
-------------------                -------   ------------  -----------
12/1993                            $    0       $106.8        $ 95.5
12/1994                            $ 94.4       $103.6        $ 95.1
12/1995                            $153.7       $145.4        $141.6
12/1996                            $186.3       $178.1        $187.0
12/1997                            $278.8       $217.8        $313.1
12/1998                            $182.2       $300.7        $310.1

             PROPOSAL II: RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Company has appointed Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC ("Mauldin & Jenkins"), as its independent accountants for the fiscal year ended December 31, 1998. Mauldin & Jenkins has served as the Company's independent accountants since 1985. Service provided to the Company and its subsidiaries by Mauldin & Jenkins in the fiscal year ended December 31, 1997 included the examination of the Company's consolidated financial statements, limited review of quarterly reports, services related to filings with the Securities and Exchange Commission (the "SEC") and consultation with respect to various tax matters.

  Representatives of Mauldin & Jenkins will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

  Ratification of the appointment of Mauldin & Jenkins as the Company's independent accountants for the fiscal year ended December 31, 1998 requires the affirmative vote of a majority of votes cast by the outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote. Unless otherwise specified, the proxy holders designated in the proxy will vote the shares covered thereby at the Annual Meeting "FOR" ratification of the appointment of Mauldin & Jenkins. In the event that the shareholders do not ratify the appointment of Mauldin & Jenkins, the appointment will be reconsidered by the Audit Committee and the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL II.

                             CERTAIN TRANSACTIONS

  The Company and the Banks have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors and officers of the Company and the Banks and their associates, including corporations, partnerships and other organizations in which such directors and officers have an interest. At December 31, 1998, certain executive officers and directors, and companies in which, as of such date, such executive officers and directors had a 10% or more beneficial interest, were indebted to the Banks in the aggregate amount of approximately $8,836,170. The Board believes that the terms of such loans (including interest rates, collateral and repayment terms) are fair and equitable and are substantially the same as terms prevailing at the time such loans were made for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

  Since November 1, 1991, the Company has leased a building from Mr. Hunnicutt and an unrelated third party that is used as the Company's operations center in Moultrie, Georgia. On November 1, 1996, the Company renewed the lease increasing the monthly rent payments from $2,500 to $3,334 per month. After renovations and an addition to such building, this lease was extended and monthly rent payments were again increased beginning October 1, 1998 to $5,666.67 per month. Rent payments under the extended lease, which expires on November 1, 2003, totaled $47,000 for 1998.

  Since February 1996, the Company has leased a building from Mr. Hunnicutt and an unrelated third party that is used for storage and office space for the Company's Facilities Manager in Moultrie, Georgia. The lease for this space is on a month-to-month basis, with annual rent payments of $7,200, payable in monthly installments of $600 each.

                             SECTION 16 REPORTING

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

  To the Company's knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all of the Company's officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements.

                                 OTHER MATTERS

  The Board does not contemplate bringing before the Annual Meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Shareholders, nor does it have information that other matters will be presented at the Annual Meeting. If other matters come before the Annual Meeting, signed proxies will be voted upon such questions in accordance with the best judgment of the persons acting under the proxies.

                             SHAREHOLDER PROPOSALS

  Any shareholder proposal intended to be presented at the 2000 Annual Meeting of Shareholders and to be included in the Company's proxy statement and form of proxy for that meeting must be received by the Company, directed to the attention of the Secretary, not later than November 20, 1999. Any such proposal must comply in all respects with the rules and regulations of the SEC.

                           ANNUAL REPORT ON FORM 10-K

  Upon receipt of a written request, the Company will, without charge, furnish any owner of Common Stock a copy of its Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 1998, including financial statements and the schedules thereto. Copies of exhibits to the Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Secretary of the Company at the address indicated on the first page of this Proxy Statement.

                                        By Order of the Board of Directors

                                        /s/ Doyle Weltzbarker
                                        ---------------------------
                                        Doyle Weltzbarker, Chairman

Moultrie, Georgia
March 26, 1999

                                  ABC BANCORP
                310 FIRST STREET, S.E. MOULTRIE, GEORGIA 31768

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints DOYLE WELTZBARKER AND KENNETH J. HUNNICUTT, and each of them, with full power of substitution, the proxies and attorneys of the undersigned at the Annual Meeting of Shareholders of ABC Bancorp to be held on Tuesday, May 11, 1999 (the "Annual Meeting") at Sunset Country Club, Thomasville Highway, Moultrie, Georgia, at 4:15 p.m., local time, and at any adjournment or postponement thereof, and hereby authorizes them to vote as designated below at the Annual Meeting all the shares of Common Stock of ABC Bancorp held of record by the undersigned as of March 12, 1999. The undersigned hereby acknowledges receipt of the Annual Report of the Company for the fiscal year ended December 31, 1998 and the Notice of Annual Meeting and Proxy Statement of the Company for the Annual Meeting.

I. Election of the following nominees to the Board of Directors in Class I for three-year terms of office:

    For all nominees                         Withhold authority
    listed below (except                     to vote for all
    as marked to the                         nominees listed
    contrary below)  [_]                     below            [_]

                                   Class II
 J. Raymond Fulp     Bobby B. Lindsey      Hal L. Lynch       Henry C. Wortman

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THE NAME(S) OF SUCH NOMINEE(S) IN THE SPACE PROVIDED BELOW.

-------------------------------------------------------------------------------
IF THIS PROXY IS EXECUTED BY THE UNDERSIGNED IN SUCH MANNER AS NOT TO WITHHOLD
 AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, THIS PROXY SHALL BE DEEMED
                           TO GRANT SUCH AUTHORITY.

II. To ratify the appointment of Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC, as the Company's independent accountants for the fiscal year ended December 31, 1998

     [_] FOR                     [_] AGAINST                   [_] ABSTAIN

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE AND IN THE DISCRETION OF THE
 PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL
                                   MEETING.


  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting.

                                              Print Name(s) ___________________

                                              Signature _______________________

                                              Signature if Held Jointly _______

                                              Dated: ____________________, 1999

                                                Please date and sign in the
                                              same manner in which your shares
                                              are registered. When signing as
                                              executor, administrator,
                                              trustee, guardian, attorney or
                                              corporate officer, please give
                                              full title as such. Joint owners
                                              should each sign.

                                       i